EXHIBIT 2.2

                   FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT


         This First Amendment to Asset Purchase Agreement (this "Amendment"), dated as of August 1, 1996, is by and among LEASEWAY TRANSPORTATION CORP., a Delaware corporation ("Parent"), LEASEWAY PERSONNEL CORP., a West Virginia corporation ("LPC"), LEASEWAY ADMINISTRATIVE PERSONNEL, INC., an Ohio corporation ("LAP, together with LPC, "Seller"), EMPLOYEE SOLUTIONS, INC., an Arizona corporation ("ESI"), and LOGISTICS PERSONNEL CORP., a Nevada corporation ("Buyer").

         For valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree that the Asset Purchase Agreement (the "Agreement") dated as of July 5, 1996, by and among them, is amended as follows:

         1. Purchaser. Pursuant to Section 1(a) of the Agreement, ESI hereby nominates Buyer to complete the purchase contemplated by the Agreement. All references to ESI in the Agreement shall be deemed as references to both ESI and Buyer, unless the context clearly requires otherwise.

         2. Purchase Price. The parties agree that the purchase price, as established pursuant to Section 2(a) of the Agreement, shall be $23,975,730.

         3. Net Asset Adjustment. Buyer shall pay the sum of $23,500,000 by wire transfer at the Closing. The parties still shall implement the Net Asset Adjustment required under Section 2(b) of the Agreement on a post-Closing basis; provided that the Net Asset Adjustment shall not take into account any cash, accounts receivable owing on or prior to the Closing, and accrued liabilities other than accrued vacation, bonuses and long-term payouts, and any other liabilities agreed to by the parties. The parties shall use diligent efforts to complete the Net Asset Adjustment as promptly as possible after Closing, and in any event within thirty (30) days after Closing. Immediately upon completion of the Net Asset Adjustment, any party obligated to make a payment as a result thereof shall promptly make such payment.

         4. Exclusion of Worker's Compensation Reserves. Pursuant to Section 2(b) of the Agreement, Buyer elects not to assume Seller's worker's compensation reserves. The Net Asset Adjustment shall be calculated in accordance with this election by Buyer.

         5. Exclusion of Partial Withdrawal Liability and Other Claims. The parties agree that Buyer shall not assume the claim asserted by the New England Teamsters and Trucking Industry Pension Fund for a partial withdrawal liability against Parent and Seller, for the three (3) year period ending September 30, 1994, in the amount of $2,689,954, and such claim shall be an excluded liability retained by Seller and Parent. The parties also agree that any debts, obligations or liabilities arising from any claims asserted by the Teamsters Joint Counsel #83 of Virginia Pension Fund shall be excluded liabilities retained by Seller and Parent, and Seller and Parent agree to indemnify and hold harmless Buyer and ESI for any liability arising therefrom
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(including all reasonable  accounting,  actuarial,  and legal expenses  incident thereto). Buyer shall, however, be subject to the assessment of future withdrawal liability, whether partial or complete, by this fund with respect to such contribution base units as are transferred from Seller to Buyer pursuant to
Section 4204 of ERISA. In conjunction with the first exclusion referenced above in this paragraph, the parties also agree to the following additional amendments to the Agreement:

                  a. The  following  provision is hereby  inserted at the end of
         Section 12(c)(v) of the Agreement:

         Notwithstanding the foregoing, Buyer shall not be required to comply with Section 4204 of ERISA with respect to the New England Teamsters & Trucking Industry Pension Fund if the Fund does not agree that the application of Section 4204 to this transaction shall not cause Buyer to become liable for the assessment of partial withdrawal liability referenced in Section 12(c)(vi). ESI shall, however, be subject to the assessment of future withdrawal liability, whether partial or complete, by the Fund with respect to such contribution base units as are transferred from Seller to ESI pursuant to Section 4204 of ERISA.

                  b. The following provision is hereby inserted as Section 12(c)(vi) of the Agreement:

         In the event the New England Teamsters & Trucking Pension Fund asserts that the Buyer is responsible in full or in part for payment of the partial withdrawal liability assessed against Seller in a demand received by Seller on or about July 3, 1996, Seller and Parent agree to indemnify and hold harmless Buyer for any such liability (including all reasonable accounting, actuarial, and legal expenses incident thereto).

         6. Inclusion of Additional Plans. The first sentence of Section 12(c) of the Agreement is hereby amended to include the following additional Multi-Employer Plans within the definition of "the Plan" set forth therein: (i) Central Pennsylvania Teamsters Fund, and (ii) Teamsters Joint Counsel No. 83 of Virginia Pension Fund.

         7. Treatment of Medical and Benefit Plans. With respect to Buyer's assumption of Seller's obligations under certain medical and benefit plans, the parties agree to the provisions set forth on Exhibit "A".

         8. Closing Obligations. Seller's and Parent's obligation to provide a separate Liabilities Undertaking to Buyer pursuant to Section 4(a)(v) of the Agreement is hereby deleted.

         9. Transitional Services. The parties acknowledge that the Agreement also is modified to incorporate the terms of the letter agreement dated as of July 26, 1996, a copy of which is attached hereto as Exhibit "B."
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         10.  Extension of Certain Time Periods.  The deadline for completion of the following items shall be as promptly as possible after the completion of the balance sheet prepared as of the date of Closing, but in no event shall such items be completed more than thirty (30) days from the date of Closing without the prior written consent of ESI: (i) third party consents and estoppel certificates from Seller's real estate landlords; and (ii) the allocation of purchase price to be attached as Exhibit "J" to the Agreement.

         All other terms and conditions of the Agreement are incorporated herein by this reference. Except to the extent amended hereby, the Agreement shall remain unchanged, and shall continue in full force and effect.

         All references to the Agreement in any other documents are hereby amended to refer to the Agreement as amended hereby.

         This Amendment may be executed in counterparts. Delivery by any party of a facsimile signature shall constitute effective and binding delivery of an original signature hereto.
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
         DATED as of the day and year first above written.

                                          LEASEWAY TRANSPORTATION CORP., a
                                          Delaware corporation



                                          By________________________________
                                                 Its________________________


                                          LEASEWAY PERSONNEL CORP., a West
                                          Virginia corporation



                                          By________________________________
                                                 Its________________________

                                          LEASEWAY ADMINISTRATIVE PERSONNEL,
                                          an Ohio corporation



                                          By________________________________
                                                 Its________________________


                                          EMPLOYEE SOLUTIONS, INC., an Arizona
                                          corporation



                                          By________________________________
                                                Its________________________


                                          LOGISTICS PERSONNEL CORP., a Nevada
                                          corporation



                                          By________________________________
                                                 Its________________________

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